Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

All other schedules prescribed by the accounting regulations of the Commission are not required or are inapplicable and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Marvel Entertainment, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Marvel Entertainment, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests as of January 1, 2009 and the manner in which it accounts for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 2, as to which the date is September 18, 2009.

MARVEL ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$105,335	$30,153
Restricted cash	12,272	20,836
Short-term investments	32,975	21,016
Accounts receivable, net	144,487	28,679
Inventories, net	11,362	10,647
Income tax receivable	2,029	10,882
Deferred income taxes, net	34,072	21,256
Prepaid expenses and other current assets	5,135	4,245

Total current assets	347,667	147,714

Fixed assets, net	3,432	2,612
Film inventory	181,564	264,817
Goodwill	346,152	346,152
Accounts receivable, non–current portion	1,321	1,300
Income tax receivable, non–current portion	5,906	4,998
Deferred income taxes, net– non–current portion	13,032	37,116
Deferred financing costs	5,810	11,400
Restricted cash, non-current portion	31,375	—
Other assets	455	1,249

Total assets	$936,714	$817,358

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,025	$3,054
Accrued royalties	76,580	84,694
Accrued expenses and other current liabilities	40,635	37,012
Deferred revenue	81,335	88,617
Film facilities	204,800	42,264

Total current liabilities	405,375	255,641
Accrued royalties, non-current portion	10,499	10,273
Deferred revenue, non-current portion	48,939	58,166
Film facilities, non-current portion	8,201	246,862
Income tax payable, non-current portion	59,267	54,066
Other liabilities	8,612	10,291

Total liabilities	540,893	635,299

Commitments and contingencies

Marvel Entertainment, Inc. stockholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 134,397,258 issued and 78,408,082 outstanding in 2008 and 133,179,310 issued and 77,624,842 outstanding in 2007	1,344	1,333
Additional paid-in capital	750,132	728,815
Retained earnings	555,125	349,590
Accumulated other comprehensive loss	(4,617)	(3,395)

Total Marvel Entertainment, Inc. stockholders’ equity before treasury stock	1,301,984	1,076,343
Treasury stock, at cost, 55,989,176 shares in 2008 and 55,554,468 shares in 2007	(905,293)	(894,840)

Total Marvel Entertainment, Inc. stockholders’ equity	396,691	181,503
Noncontrolling interest in consolidated Joint Venture	(870)	556

Total equity	395,821	182,059

Total liabilities and equity	$936,714	$817,358

See Notes to Consolidated Financial Statements.

MARVEL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2008	2007	2006
	(in thousands, except per share data)

Net sales	$676,177	$485,807	$351,798

Costs and expenses:
Cost of revenues (excluding depreciation expense)	191,519	60,933	103,584
Selling, general and administrative	138,506	147,118	123,130
Depreciation and amortization	1,559	5,970	14,322

Total costs and expenses	331,584	214,021	241,036
Other income, net	23,381	2,643	1,798

Operating income	367,974	274,429	112,560
Interest expense	18,984	13,756	15,225
Interest income	3,592	2,559	1,465
Gain on repurchase of debt	1,916	—	—

Income before income tax expense	354,498	263,232	98,800
Income tax expense	(133,180)	(98,908)	(39,071)

Net income	221,318	164,324	59,729
Noncontrolling interest in consolidated joint venture	(15,783)	(24,501)	(1,025)

Net income attributable to Marvel Entertainment, Inc.	$205,535	$139,823	$58,704

Basic and diluted earnings per share:
Weighted average shares outstanding:
Weighted average shares for basic earnings per share	78,062	79,751	82,161
Effect of dilutive stock options, warrants and restricted stock	602	2,716	5,069

Weighted average shares for diluted earnings per share	78,664	82,467	87,230
Earnings per share attributable to Marvel Entertainment, Inc.:
Basic	$2.63	$1.75	$0.71

Diluted	$2.61	$1.70	$0.67

See Notes to Consolidated Financial Statements.

MARVEL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EQUITY

AND COMPREHENSIVE INCOME

						Accumulated Other Comprehensive Loss
	Common Stock Shares	Common Stock Amount	Deferred Stock Compensation	Additional Paid-In Capital	Retained Earnings	Foreign Currency	Pension Liability	Treasury Stock	Noncontrolling Interest in Consolidated Joint Venture	Total
	(in thousands)
Balance at December 31, 2005	90,206	$1,217	$(6,242)	$594,873	$169,762	$45	$(3,519)	$(395,536)	$(3,489)	$357,111
Impact of adoption of SFAS 123R	(502)	(4)	6,242	(6,238)	—	—	—	—	—	—
Employee stock options exercised	7,075	70	—	46,812	—	—	—	—	—	46,882
Tax benefit of stock options exercised, net	—	—	—	64,802	—	—	—	—	—	64,802
Restricted stock vesting	152	1	—	(1)	—	—	—	—	—	—
Common stock retired	(46)	—	—	(828)	—	—	—	—	—	(828)
Treasury stock, at cost	(15,558)	—	—	—	—	—	—	(287,350)	—	(287,350)
Compensatory stock expense	—	—	—	11,040	—	—	—	—	—	11,040
Distributions to the noncontrolling interest in consolidated Joint Venture	—	—	—	—	—	—	—	—	(6,071)	(6,071)
Net income	—	—	—	—	58,704	—	—	—	1,025	59,729
Other comprehensive income	—	—	—	—	—	147	894	—	—	1,041

Comprehensive income*	—	—	—	—	—	—	—	—	—	60,770

Balance at December 31, 2006	81,327	1,284	—	710,460	228,466	192	(2,625)	(682,886)	(8,535)	246,356
Impact of adoption of FIN 48	—	—	—	265	(18,699)	—	—	—	—	(18,434)
Employee stock options exercised	676	8	—	12,052	—	—	—	—	—	12,060
Tax benefit of stock options exercised, net	—	—	—	(604)	—	—	—	—	—	(604)
Restricted stock vesting	4,109	41	—	(41)	—	—	—	—	—	—
Common stock retired	(47)	—	—	(1,243)	—	—	—	—	—	(1,243)
Treasury stock, at cost	(8,460)	—	—	—	—	—	—	(211,954)		(211,954)
Compensatory stock expense	—	—	—	7,926	—	—	—	—	—	7,926
Warrants issued for services	20	—	—	—	—	—	—	—	—	—
Distributions to the noncontrolling interest in consolidated Joint Venture (including non-cash distributions of $659 related to foreign tax credits)	—	—	—	—	—	—	—	—	(15,410)	(15,410)
Net income	—	—	—	—	139,823	—	—	—	24,501	164,324
Other comprehensive income (loss)	—	—	—	—	—	150	(1,112)	—	—	(962)

Comprehensive income*	—	—	—	—	—	—	—	—	—	163,362

Balance at December 31, 2007	77,625	1,333	—	728,815	349,590	342	(3,737)	(894,840)	556	182,059
Employee stock options exercised	982	8	—	8,564	—	—	—	—	—	8,572
Tax benefit of stock options exercised, net	—	—	—	8,734	—	—	—	—	—	8,734
Restricted stock vesting	320	3	—	(3)	—	—	—	—	—	—
Common stock retired	(84)	—		(2,170)	—	—	—	—	—	(2,170)
Treasury stock, at cost	(435)	—	—	—	—	—	—	(10,453)		(10,453)
Compensatory stock expense	—	—	—	6,192	—	—	—	—	—	6,192
Distributions to the noncontrolling interest in consolidated Joint Venture (including non-cash distributions of $466 related to foreign tax credits)	—	—	—	—	—	—	—	—	(17,209)	(17,209)
Net income	—	—	—	—	205,535	—	—	—	15,783	221,318
Other comprehensive loss	—	—	—	—	—	(1,154)	(68)	—	—	(1,222)

Comprehensive income*	—	—	—	—	—	—	—	—	—	220,096

Balance at December 31, 2008	78,408	$1,344	$—	$750,132	$555,125	$(812)	$(3,805)	$(905,293)	$(870)	$395,821

*	For the years ended December 31, 2008, 2007 and 2006, comprehensive income attributable to Marvel Entertainment, Inc. stockholders was $204,313, $138,861 and $59,745, respectively.

See Notes to Consolidated Financial Statements.

MARVEL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
	(in thousands)

Cash flows from operating activities:
Net income	$221,318	$164,324	$59,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,559	5,970	14,322
Amortization of film inventory	135,339	—	—
Gain on repurchase of debt	(1,916)	—	—
Amortization of deferred financing costs	4,981	4,980	4,980
Unrealized loss on interest rate cap and foreign currency forward contracts	1,008	915	1,504
Non-cash charge for stock based compensation	6,192	7,926	11,040
Excess tax benefit from stock-based compensation	(8,734)	(2,454)	(45,569)
Gain on sales of equipment	—	—	(133)
Impairment of long term assets	1,663	1,301	962
Deferred income taxes	11,500	1,161	(300)
Changes in operating assets and liabilities:
Accounts receivable	(115,829)	42,292	7,127
Inventories	(715)	(423)	(1,047)
Income tax receivable	—	30,963	—
Prepaid expenses and other current assets	(890)	2,986	(2,446)
Film inventory	(53,135)	(251,045)	(15,055)
Other assets	(214)	(46)	172
Deferred revenue	(16,509)	(28,956)	140,087
Income taxes payable	21,151	17,820	(1,296)
Accounts payable, accrued expenses and other current liabilities	(8,738)	10,431	(9,831)

Net cash provided by operating activities	198,031	8,145	164,246

Cash flow (used in) provided by investing activities:
Purchases of fixed assets	(2,384)	(2,169)	(10,034)
Expenditures for product and package design	—	(490)	(6,252)
Proceeds from sales of equipment	—	—	1,876
Sales of short–term investments	66,055	333,380	80,671
Purchases of short–term investments	(78,014)	(354,396)	(65,532)
Change in restricted cash	(22,811)	(12,309)	(144)

Net cash (used in) provided by investing activities	(37,154)	(35,984)	585

Cash flow (used in) provided by financing activities:
Borrowings from film facilities	106,300	255,926	7,400
Repayments of film facilities	(180,509)	—	—
Borrowings from line of credit	—	2,000	169,200
Repayments of line of credit	—	(19,000)	(152,200)
Distributions to the noncontrolling interest in consolidated Joint Venture	(16,743)	(14,751)	(6,071)
Deferred financing costs	—	(609)	—
Purchase of treasury stock	(10,453)	(211,954)	(287,350)
Exercise of stock options	8,572	12,060	46,882
Excess tax benefit from stock-based compensation	8,734	2,454	64,802

Net cash (used in) provided by financing activities	(84,099)	26,126	(157,337)

Effect of exchange rates on cash	(1,596)	(79)	224

Net increase (decrease) in cash and cash equivalents	75,182	(1,792)	7,718
Cash and cash equivalents, at beginning of year	30,153	31,945	24,227

Cash and cash equivalents, at end of year	$105,335	$30,153	$31,945

See Notes to Consolidated Financial Statements.

MARVEL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2008	2007	2006
	(in thousands)

Supplemental disclosure of cash flow information:
Interest paid	$18,028	$4,564	$10,009
Income taxes paid	100,862	91,476	38,174
Income tax refund	—	42,064	12,180

See Notes to Consolidated Financial Statements.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

1. Description of Business and Basis of Presentation

Marvel Entertainment, Inc. and its subsidiaries are one of the world’s most prominent character-based entertainment companies, with a proprietary library of over 5,000 characters.

We operate in three integrated and complementary operating segments: Licensing, Publishing and Film Production. We no longer have a Toy segment. During early 2008, we completed our exit from toy manufacturing activities. We also completed a change in the focus of the support that we provide to Hasbro, Inc. (“Hasbro”), which resulted in changes to our internal organizational structure and staff reductions. These events altered our internal reporting of segment performance, with the result that we are including revenues earned from Hasbro (associated with toys manufactured and sold by Hasbro) and related expenses (associated with royalties that we owe to third parties, such as movie studios, on our Hasbro revenue) within our Licensing segment. Those revenues and expenses were formerly included in our Toy segment. Our remaining activities related to our terminated toy manufacturing business are included with Corporate overhead in “All Other”. We have reclassified prior-period segment information to conform to the current-year presentation.

The expansion of our studio operations to include feature films that we produce ourselves began in late 2005 with our entering into a $525 million film facility (the “Film Facility”) to fund the production of our films. This expansion resulted in the creation of a new segment, the Film Production segment, during 2006. Previously, Marvel Studios’ operations related solely to the licensing of our characters to third-party motion picture and television producers. Those licensing activities were, and still are, included in the Licensing segment. The operations of developing and producing our own theatrical releases are reported in our Film Production segment.

In connection with the film facility, we have formed the following wholly-owned subsidiaries: Assembled Productions LLC, MVL Rights LLC, MVL Productions LLC, Incredible Productions LLC, Iron Works Productions LLC, Iron Works Productions II LLC, MVL Iron Works Productions Canada, Inc., Vita-Ray Productions LLC, MVL Incredible Productions Canada, Inc. and MVL Film Finance LLC (collectively, the “Film Slate Subsidiaries”). The assets of MVL Film Finance LLC have been pledged as collateral to secure our film facility debt. The assets of the other Film Slate Subsidiaries, other than MVL Productions LLC, are not available to satisfy debts or other obligations of any of our other subsidiaries or any other persons.

We are party to a joint venture with Sony Pictures Entertainment Inc., called Spider-Man Merchandising L.P. (the “Joint Venture”), for pursuing licensing opportunities, relating to characters based upon movies or television shows featuring Spider-Man and produced by Sony. The Joint Venture is consolidated in our consolidated financial statements as a result of our having control of all significant decisions relating to the ordinary course of business of the Joint Venture and our receiving the majority of the financial interest of the Joint Venture. The operations of the Joint Venture are included in our Licensing segment.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and those of our subsidiaries, including the Film Slate Subsidiaries and the Joint Venture. Upon consolidation, all inter-company accounts and transactions are eliminated.

As discussed below, we have adopted the provisions of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”) and have reclassified all periods presented in these consolidated financial statements in accordance with this pronouncement.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The principal areas of judgment in our consolidated financial statements relate to the estimate of ultimate revenues for each of our films, the realizability of film inventory, valuation allowances for deferred income tax assets, reserves for uncertain tax positions, character allocation in computing studio share of royalties payable, the reserve for uncollected minimum royalty guarantees, provisions for returns, pension plan assumptions, the realizability of goodwill, the realizability of inventories, other sales allowances and doubtful accounts, depreciation and amortization periods for equipment, litigation related accruals, and forfeiture rates related to employee stock compensation. Actual results could differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. We place our investments with high quality financial institutions. At times, such investments may be in excess of federally insured limits. Cash equivalents at December 31, 2008 consist principally of U.S. Treasury Bills (with an original maturity of three months or less) and short-term bank CD’s (covered by the U.S. Government’s Temporary Liquidity Guarantee Program). Cash equivalents at December 31, 2007 consisted principally of U.S. Treasury Bills (with an original maturity of three months or less).

Restricted Cash

Cash that has been contractually restricted as to usage or withdrawal is included in the caption “Restricted cash”. Restricted cash attributable to our Film Production segment includes our net film collections, borrowings under the film facility and any other funds designated to be used for film inventory costs, for debt service, for various reserves required under the film facility and for certain amounts required under our completion bond arrangements. Restricted cash in the Film Production segment was $39.6 million and $0.7 million as of December 31, 2008 and 2007, respectively. Restricted cash in the Licensing segment includes cash balances of the Joint Venture that are not freely available to either Sony Pictures or to us until distributed. Distributions are made no less frequently than quarterly.

Restricted cash not expected to be released within one year of the balance sheet date and restricted cash designated to be used for film inventory costs is classified as a non-current asset in our consolidated balance sheets.

Accounting for Joint Venture

The operations of the Joint Venture have been consolidated in our consolidated financial statements, including revenues of $57.4 million, $122.0 million and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Joint Venture distributes to us and to Sony Pictures all cash received, proportionate to each party’s interest, on at least a quarterly basis. At December 31, 2008, noncontrolling interest in consolidated Joint Venture of ($0.9) million reflects distributions made to Sony Pictures in connection with cash received by the Joint Venture from minimum royalty advances on licensing contracts for which the Joint Venture has not yet recognized revenue and earnings thereon. At December 31, 2007, we had $0.6 million in noncontrolling interest in consolidated, which represents amounts due to Sony Pictures.

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market (see Note 3).

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization is computed using the straight-line method generally over a three to five-year life for furniture and fixtures and office equipment, and over the shorter of the life of the underlying lease or estimated useful life for leasehold improvements. Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the related assets, which is generally 3 years. For software developed for internal use, all external direct costs for materials and services are capitalized in accordance with AICPA Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Total capitalized internal use software costs were $5.5 million and $3.5 million at December 31, 2008 and 2007, respectively. Accumulated depreciation and amortization for fixed assets was $4.7 million and $3.2 million at December 31, 2008 and 2007, respectively, of which $3.0 million and $2.0 million related to internal use software. Amortization expense for internal use software was $1.0 million, $1.0 million and $0.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Goodwill

We have significant goodwill on our balance sheet, which resulted from the acquisition of Marvel Entertainment Group, Inc. in 1998. Goodwill is accounted for under the guidance provided by Statement of Financial Accounting Standards (“SFAS”) No.142, “Goodwill and Other Intangible Assets” (“SFAS 142”). As required by SFAS 142, goodwill is allocated to various operating segments (see Note 11).

To determine if there is potential goodwill impairment, SFAS 142 requires us to compare the fair value of each of our reporting units (which are our operating segments) to its carrying amount on an annual basis. To determine the fair value of our reporting units, we generally use a present value technique (forecasted discounted cash flow) corroborated by market multiples when available and as appropriate. If the fair value of our reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. As of December 31, 2008, our goodwill was not impaired.

Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Film Production Operations

As a film development company, MVL Productions LLC, a wholly-owned consolidated subsidiary of ours, engages in a broad range of pre-production services. Those services include developing film concepts and screenplays, preparing budgets and production schedules, obtaining production insurance and completion bonds and forming special-purpose, bankruptcy-remote subsidiaries to produce each film as a work-made-for-hire for MVL Film Finance LLC. MVL Productions LLC has also entered into a studio distribution agreement with Paramount Pictures Corporation and, solely with respect to The Incredible Hulk theatrical release, with Universal Pictures, a division of Universal City Studios, LLP.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Film Inventory

In general, we are responsible for all of the costs of developing and producing our feature films. The film’s distributor is responsible for the out-of-pocket costs, charges and expenses (including contingent compensation and residual costs, to a defined limit) incurred in the distribution, manufacturing, printing and advertising, marketing, publicizing and promotion of the film in all media (referred to in the aggregate as the distributor’s costs). The distributor’s costs are not included in film inventory.

We account for our film inventory under the guidance provided by AICPA Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”). We capitalize all direct film production costs, such as labor costs, visual effects and set construction. Those capitalized costs, along with capitalized production overhead and capitalized interest costs, appear on our balance sheet as an asset called film inventory. Production overhead includes allocable costs, including cash and stock compensation and benefits, of individuals or departments with exclusive or significant responsibility for the production of films. Capitalization of production overhead and interest costs commences upon completion of the requirements for funding the production under the film facility and ceases upon completion of the production. In 2008, 2007 and 2006, we capitalized interest costs of $5.1 million, $8.4 million and $0.2 million, respectively.

We also capitalize the costs of projects in development into film inventory. Those costs consist primarily of script development. In the event that a film does not begin pre-production within three years from the time of the first capitalized transaction, or if an earlier decision is made to abandon the project, all capitalized costs related to these projects are expensed. During 2008 and 2007, $1.7 and $1.3 million, respectively, of film development costs were written off and included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Once a film is released, using the individual-film-forecast computation method, the amount of film inventory relating to that film is amortized and included in each period’s costs of revenue in the proportion that the film’s revenue during the period bears to the film’s then-estimated total revenue, net of the distributor’s costs, over a period not to exceed ten years (ultimate revenues). Estimates of ultimate revenues for each film are regularly reviewed and revised as necessary based on the latest available information. Reductions in those revenue estimates could result in the write-off, or the acceleration of the amortization, of film inventory in that reporting period; increases in those revenue estimates could result in reduced amortization in that period.

As of December 31, 2008, film inventory, net of amortization, primarily relates to the Iron Man and The Incredible Hulk productions.

Film Revenue

The amount of revenue recognized from our films in any given period depends on the timing, accuracy and sufficiency of the information we receive from our distributors.

After remitting to us five percent of the film’s gross receipts, the distributor is entitled to retain a fee based upon the film’s gross receipts and to recoup all of its costs on a film-by-film basis prior to our receiving any additional share of film receipts. Any of the distributor’s costs for a film that are not recouped against receipts for that film are borne by the distributor. Our share of the film’s receipts, as described above, is recognized as revenue when reported due to us by the distributor, and as noted above, will not occur until the distributor has recovered their costs. We have also received minimum guarantees from local distributors in five territories. In those territories, we began to recognize revenue when the film was made available for exhibition in theaters.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Revenue from the sale of home video units is recognized when our distributors report as due to us the home video sale proceeds that they have collected from retailers. We provide for future mark-downs and returns of home entertainment product at the time the related revenue is recognized, using estimates. Our estimates are calculated by analyzing a combination of our distributors’ historical returns and mark-down practices, our distributors’ estimates of returns of our home video units, current economic trends, projections of consumer demand for our home video units and point-of-sale data available from retailers. We periodically review our estimates using the latest information available.

As of December 31, 2008, we recorded a receivable of $119.5 million due from a distributor, primarily related to net collected revenue from the Iron Man film. This receivable was collected in full on February 17, 2009.

Revenue from both free and pay television licensing agreements is recognized at the time the production is made available for exhibition in those markets.

Deferred Financing Costs

Deferred financing costs relate to our film facility (see Note 4) and are being amortized over the minimum expected term of the facility, which approximates 4.5 years. Amortization for each of the years ended December 31, 2008, 2007 and 2006 was $5.0 million.

Treasury Shares

We account for treasury shares using the cost method. During the year ended December 31, 2008, we repurchased 0.4 million shares of our common stock at a cost of $10.5 million. During 2007, we repurchased 8.5 million shares of our common stock at a cost of $212.0 million under two stock repurchase programs. As of December 31, 2008, 31.4 million of our shares held in treasury are pledged as collateral under the HSBC Line of Credit, as defined in Note 4 below.

Comprehensive Income

We follow the provisions of SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”), which established standards for reporting and display of comprehensive income or loss and its components. Comprehensive income or loss reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For us, comprehensive income represents net income adjusted for the unrecognized loss related to the minimum pension liability of a former subsidiary and cumulative foreign currency translation adjustments associated with our foreign subsidiary. In accordance with SFAS 130, we have chosen to disclose comprehensive income in our accompanying Consolidated Statements of Equity and Comprehensive Income. Other comprehensive loss is reflected net of income tax benefit (expense) of ($0.1) million in 2008, $0.7 million in 2007 and ($0.2) million in 2006.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Book Sales, Sales Returns and Customer Allowances

Trade paperback and hardcover book sales, returnable comic books and custom publishing, are recorded when title and risk of ownership have passed to the buyer. Provisions for future returns and other sales allowances are established based upon historical experience, adjusting for current economic and other factors affecting the customer. We regularly review and revise, when considered necessary, our estimates of sales returns based primarily upon actual returns, and estimated sell-through at the retail level. No provision for sales returns is provided when the terms of the underlying sales do not permit the customer to return product to us. Return rates for returnable comic book sales, traditionally sold at newsstands and bookstores, are typically higher than those related to trade paperback and hardcover book sales.

Comic book revenues – non-returnable and other

Sales of comic books to the direct market, our largest channel of comic book distribution, are made on a non-returnable basis and related revenues are recognized in the period the comic books are made available for sale (on-sale date established by us). Revenue from advertising in our comic books is also recognized in the period that the comic books are made available for sale. Subscription revenues related to our comic book business are generally collected in advance for a one-year subscription and are recognized as income on a pro rata basis over the subscription period as the comic books are delivered. Online advertising revenue is recognized in the period the advertisements are delivered. Subscription revenues related to our digital comic book business are generally collected in advance and are recognized as income on a pro rata basis over the subscription period, which ranges from one month to one year.

License Revenues

Revenue from licensing our characters is recorded in accordance with guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition” (an amendment of Staff Accounting Bulletin No. 101 “Revenue Recognition”) (“SAB 104”). Under the SAB 104 guidelines, revenue is recognized when the earnings process is complete. This is considered to have occurred when persuasive evidence of an agreement between us and the customer exists, when the characters are freely and immediately exploitable by the licensee and we have satisfied our obligations under the agreement, when the amount of revenue is fixed or determinable and when collection of unpaid revenue amounts is reasonably assured.

For licenses that contain non-refundable minimum payment obligations to us, we recognize such non-refundable minimum payments as revenue at the inception of the license, prior to the collection of all amounts ultimately due, provided all the criteria for revenue recognition under SAB 104 have been met. Receivables from licensees due more than one year beyond the balance sheet date are discounted to their present value.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

The earnings process is not complete if, among other things, we have significant continuing involvement under the license, we have placed restrictions on the licensee’s ability to exploit the rights conveyed under the contract or we owe a performance obligation to the licensee. In the case where we have significant continuing involvement or where any restrictions remain on the licensee’s rights (e.g., no sales of products based on a specific character allowed until a future date), we recognize revenue as the licensee reports its sales and corresponding royalty obligation to us. Where we have a performance obligation, minimum royalty collections are not recognized until our performance obligation has been satisfied. Minimum payments collected in advance of recognition are recorded as deferred revenue. In any case where we are unable to determine that the licensee is sufficiently creditworthy, we recognize revenue only to the extent of cash collections. When cumulative reported royalties exceed the minimum royalty payments, the excess royalties are recorded as revenue when collected and are referred to as “overages”.

As discussed in Note 1, beginning in 2008 we are including revenues earned from Hasbro, and related expenses, in our Licensing segment.

Revenues related to the licensing of animation are recognized when persuasive evidence of a sale or licensing arrangement with a customer exists, when an episode is delivered in accordance with the terms of the arrangement, when the license period of the arrangement has begun and the customer can begin its exhibition, when the arrangement fee is fixed or determinable, and when collection of the arrangement fee is reasonably assured.

Advertising Costs

Advertising production and media costs are expensed when the advertisement is first run. For the years ended December 31, 2008, 2007, and 2006, advertising expenses were $1.4 million, $1.7 million and $3.0 million, respectively. As noted above, advertising costs for our self-produced films are borne by our distributors.

Studio and Talent Share of Royalties

We share merchandise licensing revenues with movie studio licensees for Marvel characters portrayed in theatrical releases. Typically, the studio is paid up to 50% of the total license income derived from licensing for a specific character, in most cases net of a distribution fee retained by us, and in some instances with adjustments for characters that have generated sales prior to the theatrical release. In accounting for amounts payable to studios under multi-character licensing agreements, we make an initial estimate of how minimum guarantees recognized as revenue will be shared among the various studios. This estimate is subsequently adjusted based on actual royalties reported to us by our licensees. We also share merchandise licensing revenue with talent for the use of their likeness in licensed products. We accrue our obligation to talent based upon the talent’s contractual participation rate. In the case of licensed films, we depend on the licensee to provide that information to us. In 2008, 2007 and 2006, we provided $27.2 million, $42.8 million and $23.6 million, respectively, for the share of royalties due to movie studios and talent. The 2008 expense reflects an $8.3 million reduction to our estimate of royalties payable to talent.

Income Taxes

We use the liability method of accounting for income taxes as prescribed by Financial Accounting Standard No. 109, Accounting for Income Taxes (“SFAS 109”). Under this method, income tax expense is based on reported income before income taxes, and deferred income taxes are recorded as a result of temporary differences between the amounts of assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes, measured using enacted tax rates and laws that are expected to be in effect when the differences reverse.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Income tax expense includes U.S. federal, state and local, and foreign income taxes, including U.S. federal taxes on undistributed earnings of foreign subsidiaries to the extent that such earnings are not permanently reinvested.

We consider future taxable income and potential tax planning strategies in assessing the potential need for valuation allowances against our deferred tax assets. If actual results differ from estimates or if we adjust these assumptions in the future, we may need to adjust our deferred tax assets or liabilities, which could impact our effective tax rate in future periods.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertain income tax positions. This interpretation requires us to recognize in the consolidated financial statements only those tax positions which we have determined to be more likely than not sustainable upon examination, based on the technical merits of the positions under the presumption that the taxing authorities have full knowledge of all relevant facts (see Note 9). The determination of which tax positions are more likely than not sustainable requires us to use significant judgments and estimates, which may or may not be borne out by actual results.

Foreign Currency Translation

The financial position and results of all of our foreign operations are measured using the local currency as the functional currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rate in effect at year-end. Income statement accounts and cash flows of foreign subsidiaries are translated at the average rate of exchange prevailing during the period.

Pension

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur. SFAS 158 also eliminates the option to use an early measurement date effective for fiscal years ending after December 15, 2008. We adopted the recognition provisions of SFAS 158 effective December 31, 2006, and early adopted the measurement provision in the first quarter of 2007. The impact of this adoption was minimal as a result of our already reporting our unfunded obligation related to the Fleer/Skybox Plan (as defined in Note 10), a frozen plan, as a liability in the statement of financial position.

Stock-Based Compensation

We account for stock-based compensation cost under the provisions of SFAS No. 123(R) “Share-Based Payment” (“SFAS 123R”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). SFAS No. 123R also requires the related excess tax benefit received upon exercise of stock options or vesting of restricted stock to be reflected in the statement of cash flows as a financing activity rather than an operating activity. In connection with the implementation of SFAS No. 123R, we elected the short-cut method in determining our additional paid-in capital pool of windfall benefits and the graded vesting method to amortize compensation expense over the service period.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

We did not grant any stock option awards during 2008, 2007 or 2006. As of December 31, 2007, all of our issued stock options have vested and, accordingly, we have no remaining unrecognized compensation cost related to nonvested stock option awards and therefore, there was no compensation expense related to previously granted stock options in 2008. During the years ended December 31, 2007 and 2006, we recognized $2.3 million and $5.9 million, respectively, of compensation expense associated with previously granted stock options, which was classified in selling, general and administrative expense. The charge for the years ended December 31, 2007 and 2006, net of income tax benefit of $0.9 million and $2.3 million, respectively, has reduced basic and diluted earnings per share attributable to Marvel Entertainment, Inc. by $0.02 and $0.04, respectively. The tax benefit realized from stock-based compensation totals $8.7 million, $2.5 million and $64.8 million (due to higher than usual stock option exercises) for the years ended December 31, 2008, 2007 and 2006, respectively.

We used the Black-Scholes option pricing model to value the compensation expense associated with our stock option awards under SFAS 123R. In addition, we estimated forfeitures when recognizing compensation expense associated with our stock options, and adjusted our estimate of forfeitures when they were expected to differ. Key input assumptions used to estimate the fair value of stock options include the market value of the underlying shares at the date of grant, the exercise price of the award, the expected option term, the expected volatility (based on historical volatility) of our stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and our expected annual dividend yield.

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing model does not necessarily provide a reliable measure of the fair value of our employee stock options.

Concentration of Risk

Our publishing and licensing activities generally do not require collateral or other security with regard to balances due from customers. We extend credit to our customers in the normal course of business and perform periodic credit evaluations of our customers, maintaining allowances for potential credit losses. We consider concentrations of credit risk in establishing the allowance for doubtful accounts and believe the recorded allowance amount is adequate.

We distribute our comic books to the direct market through Diamond Comic Distributors, Inc., which handles the vast majority of all publishers’ direct market distribution. Termination of this distribution agreement, or Diamond’s inability to perform under it, could significantly disrupt our publishing operations.

In the third quarter of 2008, we entered into a distribution agreement with Paramount Pictures Corporation and Viacom Overseas Holdings C.V. (collectively, “Paramount”). Pursuant to this, Paramount has agreed to distribute our next four self-produced feature films. Termination of this distribution agreement could significantly disrupt our film production operations.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

Earnings Per Share

In accordance with SFAS No. 128 “Earnings Per Share”, basic earnings per share attributable to Marvel Entertainment, Inc. is computed by dividing net income attributable to Marvel Entertainment, Inc. by the weighted average number of shares of common stock outstanding during the periods. The computation of diluted earnings per share attributable to Marvel Entertainment, Inc. is similar to the computation of basic earnings per share attributable to Marvel Entertainment, Inc., except the number of shares is increased assuming the vesting of restricted stock and the exercise of dilutive stock options and warrants, using the treasury stock method, unless the effect is anti-dilutive. For the years ended December 31, 2008, 2007 and 2006, 333,333, 375,000 and 948,508 of stock options, respectively, with exercise prices greater than the average fair market price for the period, were anti-dilutive and not included in the diluted earnings per share calculations because of their anti-dilutive effect. In addition, a warrant, issued in 2005, to purchase 260,417 shares of our common stock with an exercise price greater than the average fair market price for a period, was anti-dilutive and not included in the diluted earnings per share calculations because of its anti-dilutive effect during the first three quarters of 2006. In the fourth quarter of 2006 through the third quarter of 2007, this warrant was in the money, and included in the diluted earnings per share calculation. In September 2007, these warrants were exercised in a cashless exercise that resulted in the issuance of 19,830 shares of common stock.

Recent Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. On January 1, 2009, we adopted the provisions of SFAS 160. The implementation of this statement did not have a material impact on our consolidated financial statements or results of operations. The prior periods’ financial information has been reclassified as a result of the adoption of this statement (see Note 2).

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a common definition for fair value to be applied to GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. FSP FAS No. 157-2, “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”), deferred the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. We do not expect the adoption of FSP 157-2 to have a material impact on our consolidated financial statements. In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 when the market for a financial asset is not active. FSP 157-3 was effective upon issuance, including reporting for prior periods for which financial statements have not been issued. The adoption of FSP 157-3 for reporting as of December 31, 2008 did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 became effective for the fiscal year beginning January 1, 2008. We did not elect the fair value option for any items under SFAS 159.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

2. Summary of Significant Accounting Policies (continued)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, the goodwill acquired and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable the evaluation of the nature and financial effect of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 expands quarterly disclosure requirements in SFAS 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. We do not expect the adoption of this statement to have a material impact on disclosures in our consolidated financial statements.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

3. Details of Certain Balance Sheet Accounts

	December 31,
	2008	2007
	(in thousands)
Accounts receivable, net, consists of the following:
Licensing:
Accounts receivable	$9,434	$13,330
Less allowances for doubtful accounts	(278)	(626)

Total licensing	9,156	12,704

Publishing:
Accounts receivable	30,474	29,345
Less allowances for:
Doubtful accounts	(266)	(175)
Allowance for returns	(14,460)	(15,019)

Total publishing	15,748	14,151

Film Production
Accounts receivable (See Note 2)	119,459	—

All Other:
Accounts receivable	124	2,124
Less allowances for doubtful accounts	—	(300)

Total All Other	124	1,824

Total	$144,487	$28,679

Inventories, net, consists of the following:
Publishing:
Finished goods	$5,734	$5,264
Editorial and raw materials	5,628	4,904

Total publishing	11,362	10,168

All Other:
Finished goods	—	479

Total	$11,362	$10,647

Accounts receivable - licensing, non – current portion are due as follows:
2009	$—	$1,370
2010	1,381	—
Discounting	(60)	(70)

Total	$1,321	$1,300

Film inventory, net, consist of the following:
Theatrical Films
Released, net of amortization	$172,224	$—
In Production	—	261,826
In development or pre-production	7,257	2,991

Total	179,481	264,817

Animated television productions In development or pre-production	2,083	—

Total film inventory, net	$181,564	$264,817

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

3. Details of Certain Balance Sheet Accounts (continued)

	December 31,
	2008	2007
	(in thousands)
Accrued royalties consists of the following:
Merchandise royalty obligations	$1,556	$2,796
Freelance talent	4,005	4,570
Studio and talent share of royalties	71,019	77,328

Total	$76,580	$84,694

Accrued expenses and other current liabilities consist of the following:
Inventory purchases	$2,030	$2,327
Bonuses	12,860	8,059
Legal fees and litigation accruals	2,111	1,625
Licensing common marketing fund	9,441	7,498
Interest	3,675	5,639
Other accrued expenses	10,518	11,864

Total	$40,635	$37,012

Based on our current estimates, approximately $93.3 million of film inventory for our released films is expected to be amortized during the twelve-month period beginning on January 1, 2009 using the individual-film-forecast computation method. In addition, based on our current estimates of ultimate revenue from our released feature films, we expect to amortize approximately 84% of unamortized film inventory of released films at December 31, 2008 during the three-year period beginning January 1, 2009.

4. Debt Financing

Our debt facilities, used in connection with our film-production activities, and our general corporate credit line are described below.

Film Facilities

Film Facility

MVL Film Finance LLC maintains a $525 million credit facility for producing theatrical motion pictures based on some of our specified characters. MVL Film Finance LLC’s ability to borrow under the film facility expires on September 1, 2012. The film facility expires on September 1, 2016, subject to extension by up to ten months under certain circumstances. The expiration date and final date for borrowings under the film facility occur sooner if the films produced under the facility fail to meet certain defined performance measures. The film facility consists of $465 million in revolving senior bank debt and $60 million in mezzanine debt, which is subordinated to the senior bank debt and, as discussed below, was repurchased by us. Both Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and Moody’s Investor Rating Service, Inc. have given the senior bank debt investment grade ratings. In addition, Ambac Assurance Corporation has insured repayment of the senior bank debt. In exchange for the repayment insurance, we pay Ambac a fee calculated as a percentage of senior bank debt but in no event less than $3.4 million per year. The interest rates for outstanding senior bank debt, and the fees payable on unused senior bank debt capacity, both described below, include the percentage fee owed to Ambac (assuming the minimum has been reached).

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

4. Debt Financing (continued)

During 2008, our wholly-owned subsidiary, MVL International C.V. repurchased all $60 million of the mezzanine debt for $58.1 million, which resulted in a gain of $1.9 million that is included in other income in the accompanying consolidated statement of income. The mezzanine debt remains outstanding and MVL International C.V. receives the interest payments made by MVL Film Finance LLC with respect to this debt. The interest expense and interest income related to the mezzanine debt are therefore eliminated in our consolidated results and our consolidated financial position does not include the mezzanine debt.

All future interest payable under the film facility must now be paid from the films’ net collections, rather than from any of our other sources of cash. Effective December 31, 2008, the film facility requires us to maintain a liquidity reserve of $25 million, included in non-current restricted cash, to cover future interest payments in the event that the films’ net collections are not sufficient to make these payments. If we do not release a film in 2010, 2011 and 2012 or our sixth film under the facility by August 26, 2012, the liquidity reserve requirement will be increased to $45 million.

The film facility also requires us to maintain an interest reserve equal to the subsequent quarter’s estimated interest. As of December 31, 2008, this reserve was $6.4 million and is included in non-current restricted cash.

The interest rate for outstanding senior bank debt is currently LIBOR (1.43% at December 31, 2008) or the commercial paper rate, as applicable, plus 2.935%. The LIBOR rate on our outstanding senior bank debt resets to the quoted LIBOR rate two business days preceding the commencement of each calendar quarter. The commercial paper rate resets periodically depending on how often our lenders issue commercial paper to fund their portion of our outstanding debt. The weighted average interest rate of our senior bank debt was 5.78% at December 31, 2008. The interest rate for the mezzanine debt is LIBOR plus 7.0%. As noted above, we have repurchased the mezzanine debt and, accordingly, interest expense, from the dates of repurchase, related to the mezzanine debt is no longer reflected in our consolidated operating results.

The film facility requires us to pay a fee on any senior bank debt capacity that we are not using. This fee is currently 0.90%, and is applied on $465 million reduced by the amount of any outstanding senior bank debt.

On June 5, 2008, Ambac’s rating was downgraded by S&P from AAA to AA. The downgrade caused an increase of 1.30% in our interest rate for outstanding senior bank debt and an increase of 0.30% in the fee payable on our unused senior bank debt capacity. These increases are reflected in the rates noted above. Any further downgrades of Ambac’s rating, such as the one by Moody’s on November 5, 2008 (to Baa1), do not affect our rate of interest or fees under the film facility.

If the senior bank debt’s rating (without giving effect to Ambac’s insurance) by either S&P or Moody’s were to fall below investment grade, the interest rate for the outstanding senior bank debt would increase by up to an additional 0.815%. In addition, if the ratio of our indebtedness, excluding the film facility, to our total capital, defined as our consolidated equity plus indebtedness excluding film facility indebtedness, were to exceed 0.4 to 1.0, then the interest rate for outstanding senior bank debt could increase by up to an additional 0.50%. In light of recent adverse developments in the credit markets, we have assessed the economic impact on our film production activities from the actual and potential increases in interest rates described above. We do not believe the actual or potential impact from these rate increases to be material.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

4. Debt Financing (continued)

Proceeds from our films must be used to pay amounts due under the film facility. Although the principal under our film facility is not due until September 1, 2016, at the earliest, interest and facility fees are due on a quarterly basis. The excess funds remaining after payment of all amounts due under the film facility are deposited into a “borrower-blocked” account. Amounts in the borrower-blocked account are applied to fund required reserves (discussed above) and pay amounts that become due under the film facility (such as interest and Ambac fees). If the reserves are fully funded and all amounts due have been paid, additional amounts may, at Marvel’s discretion, either be retained in the borrower-blocked account, used to fund future production costs, or used to repay film facility debt. Upon our completion of three films, amounts in the borrower blocked account may also, at our discretion, be distributed to us on an unrestricted basis, provided that these funds exceed certain thresholds. During the year ended December 31, 2008, in addition to the repurchase of the mezzanine debt, we funded the required reserves described above and repaid $62.8 million of film facility debt, using a combination of net collections from our films and our own funds.

The borrowings under the film facility are non-recourse to us and our affiliates, other than MVL Film Finance LLC. In other words, only MVL Film Finance LLC, and not our other affiliated companies, will be responsible for paying back amounts borrowed under the film facility. MVL Film Finance LLC has pledged all of its assets, principally consisting of the theatrical film rights to the characters included in the film facility and the rights to completed films or films in production, as collateral for the borrowings. The film facility requires the maintenance of a minimum tangible net worth, a prospective cash coverage test, an historical cash coverage test and an asset coverage ratio, each measured quarterly, and compliance with various administrative covenants. We have maintained compliance with all required provisions of the film facility since its inception.

For any film included in the film facility, an initial funding may be made only if certain conditions are met. The conditions include obtaining a satisfactory completion bond and production insurance for the film, and compliance with representations, warranties and covenants. To obtain a completion bond, we will need to have in place the main operational pieces to producing a film, including approved production, cash flow and delivery schedules, an approved budget, an approved screenplay and the key members of the production crew, including the director. As a condition to the initial funding of the fifth film to be produced under the film facility and each film thereafter, we will have to satisfy an interim asset, which is the asset coverage ratio, discussed above, calculated at the time of this initial funding request. Until recently, we would also have been required, before the fifth film’s funding, either to obtain a cumulative, minimum budget percentage (33%) from our pre-sales of film distribution rights in Australia and New Zealand, Japan, Germany, France and Spain (the “Reserved Territories”), together with the proceeds of any government rebate, subsidy or tax incentive and any other source of co-financing, or to fund that budget percentage with our own cash (the “Pre-Sales Test”). The Pre-Sale Test has now been effectively subsumed by other terms of the film facility, as explained below. Future distribution in the Reserved Territories will be handled by Paramount, with limited exceptions.

The film facility requires us to fund 33% of the budget of each film distributed under the distribution agreement with Paramount that we entered into in the third quarter of 2008. The film facility will provide up to 67% of the budget (reduced by the proceeds of any co-financing). After deduction of Paramount’s distribution fees and expenses in the Reserved Territories, we will be entitled to recoup our 33% contribution from all film proceeds from the Reserved Territories. Our recoupment will be crossed among all films distributed under the new distribution agreement with Paramount and among all Reserved Territories. After recoupment of our 33% contribution, all additional film proceeds from the Reserved Territories will be used to pay down borrowings under the film facility.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

4. Debt Financing (continued)

In January 2009, we repaid $16.3 of film facility borrowings with our own cash. That payment, combined with the pre-sales of distribution rights in the Reserved Territories and other co-financing proceeds for Iron Man and The Incredible Hulk, equals 33% of those films’ budgets. Because of the requirement that we fund 33% of future films, we therefore expect to be in compliance, without any further action on our part, with the Pre-Sale Test when it is first applied (upon funding of the fifth film) and at all relevant times thereafter.

We entered into an interest rate cap agreement in connection with the film facility whereby LIBOR is capped at 6.0% for debt outstanding under the film facility up to certain stipulated notional amounts, which vary over the term of the film facility. The notional amount of debt associated with the interest rate cap agreement at December 31, 2008 was $300 million. The interest rate cap is recorded at its fair value of $0.1 million at December 31, 2008 and is included in other assets in the accompanying consolidated balance sheets. Fair value of the interest rate cap at December 31, 2007 was $1.1 million. Gains and losses from changes in the fair value of the interest rate cap are recorded within Other Income in the accompanying consolidated statements of income. The interest rate cap expires on October 15, 2014.

As of December 31, 2008, MVL Film Finance LLC had $213.0 million ($246.9 million as of December 31, 2007) in outstanding senior bank debt under the film facility. Of these borrowings, $204.8 million are classified as current in the accompanying consolidated balance sheets, which represents the amount we estimate to be repaid over the twelve-month period beginning on January 1, 2009. Borrowings have been used to fund direct production costs of our Iron Man and The Incredible Hulk feature films, to fund the interest payments and liquidity reserve of the film facility, to fund the finance transaction costs related to the closing of the facility and to purchase the interest rate cap. We repaid $127.6 million of our film facility debt in early 2009, using a combination of net collections from Iron Man and our own funds. We expect to borrow approximately $150 million under our film facility during 2009.

Iron Man Facility

On February 27, 2007, we closed a $32.0 million financing with Comerica Bank (the “Iron Man Facility”) through our wholly-owned consolidated subsidiary, Iron Works Productions LLC. The proceeds of this financing were used solely to fund the production of our Iron Man feature film and were collateralized by minimum guarantees related to distributors’ rights to distribute Iron Man in the Reserved Territories. During 2008, the Iron Man Facility was repaid in full using the funds received from these minimum guarantees.

Hulk Facility

On June 29, 2007, we closed a $32.0 million financing with HSBC Bank USA, National Association (the “Hulk Facility”) through our wholly-owned consolidated subsidiary, Incredible Productions LLC. The proceeds of this financing were used solely to fund the production of our The Incredible Hulk feature film and were collateralized by minimum guarantees related to distributors’ rights to distribute The Incredible Hulk in the Reserved Territories. During 2008, the Hulk Facility was repaid in full using the funds received from these minimum guarantees.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

4. Debt Financing (continued)

Corporate Line of Credit

We maintain a $100 million revolving line of credit with HSBC Bank USA, National Association (the “HSBC Line of Credit”) with a sub-limit for the issuance of letters of credit. The HSBC Line of Credit expires on March 31, 2010. Borrowings under the HSBC Line of Credit may be used for working capital and other general corporate purposes and for repurchases of our common stock. During the quarter ended September 30, 2007, the HSBC Line of Credit was amended to replace the minimum net worth covenant with a net income covenant and a minimum market capitalization requirement. The HSBC Line of Credit, as amended, contains customary event-of-default provisions and a default provision based on our market capitalization. We continue to be in compliance with the covenants of the facility, which include net income, leverage and free cash flow. The HSBC Line of Credit is secured by a lien in (a) our accounts receivable, (b) our rights under our toy license with Hasbro and (c) all of our treasury stock repurchased by us after November 9, 2005. Borrowings under the HSBC Line of Credit bear interest at HSBC’s prime rate or, at our option, at LIBOR plus 1.25% per annum. As of December 31, 2008, we had no borrowings outstanding under the HSBC Line of Credit.

5. Stock-Based Compensation

On April 28, 2005, our stockholders approved our 2005 Stock Incentive Plan (the “2005 Plan”). Since that date, new awards can no longer be made under our 1998 Stock Incentive Plan (the “1998 Plan”) (together with the 2005 Plan, the “Plans”), but all outstanding awards under the 1998 Plan continue in accordance with their terms. The 2005 Plan authorizes a range of awards including stock options, stock appreciation rights, restricted stock, other awards based on common stock, dividend equivalents, performance shares or other stock-based performance awards, and shares issuable in lieu of rights to cash compensation. Eligible recipients of awards under the 2005 Plan include officers, employees, consultants and directors. Under the 2005 Plan, 4.0 million shares plus the approximately 2.6 million shares unused (out of 24 million authorized) under the 1998 Plan at the time of the 2005 Plan’s inception, along with shares subject to awards under the 1998 Plan that are not delivered to the award’s recipient (e.g., because the recipient’s employment ends before the award vests), may be the subject of future awards. Under the 2005 Plan, no more than 2.0 million shares plus any unused portion of the preceding year’s limit may be the subject of awards to any one person during a calendar year as “performance-based” compensation intended to qualify under Section 162(m) of the Internal Revenue Code. During any five-year period, no more than 250,000 shares may be the subject of awards under the 2005 Plan to any one non-employee director. Options granted under the 2005 Plan may not be “repriced” (as defined in the rules of the New York Stock Exchange) without stockholder approval. Our practice has been to provide newly issued shares upon exercise of stock options and for granting of restricted stock.

Information with respect to options issued under the Plans is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2008	2,204,539	$14.83
Canceled	(88,475)	16.05
Exercised	(982,046)	8.73

Outstanding at December 31, 2008	1,134,018	$20.01

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

5. Stock-Based Compensation (continued)

Stock options outstanding at December 31, 2008 are summarized as follows:

Range of Exercise Prices	Outstanding and Exercisable Options at December 31, 2008	Weighted Average Remaining Contractual Life – (Years)	Weighted Average Exercise Price
$1.67 - $3.29	33,038	2.51	$2.01
$3.73 - $6.61	203,130	3.76	$5.10
$11.23 - $17.32	286,100	2.95	$15.45
$19.41 - $21.50	111,750	4.91	$19.45
$25.00 - $35.00	500,000	0.34	$30.00

At December 31, 2008, 2007 and 2006, there were 1,134,018, 2,204,539 and 2,668,810 exercisable options with a weighted average exercise price of $20.01, $14.83 and $15.26, respectively.

Options granted under the 1998 Plan generally vested in three equal annual installments beginning twelve months after the date of grant. No options have been granted during 2008, 2006 or 2007 under the 2005 Plan. At December 31, 2008, the weighted average remaining contractual life of the options outstanding is 2.12 years, and all of the options are fully vested.

The aggregate intrinsic value of outstanding and vested stock options as of December 31, 2008 was $12.9 million, of which all were vested. The intrinsic value of options exercised during the year ended December 31, 2008 was $23.5 million. The intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $7.7 million and $173.3 million, respectively.

Restricted Stock

Restricted stock grants generally vest over a three or four-year period. The aggregate market value of restricted stock at the dates of issuance was $9.4 million, $9.6 million and $5.9 million for the years ended December 31, 2008, 2007 and 2006, respectively, and is being recognized over the vesting period (the period over which restrictions lapse). In addition, when recognizing compensation expense associated with our restricted stock, we estimate forfeitures, based on historical trends, and adjust estimates of forfeitures when they are expected to differ. At December 31, 2008, we estimate that 8% of restricted stock grants will be forfeited within the first year of the date granted, an additional 5% within the second year of the date granted and insignificant amount after the second year of the date granted.

For the years ended December 31, 2008, 2007 and 2006, we recognized $6.2 million, $5.5 million and $4.3 million, respectively, of compensation expense associated with restricted stock, which was classified in selling, general and administrative expense.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

5. Stock-Based Compensation (continued)

The following table summarizes the status of our restricted shares during the year ended December 31, 2008:

	Shares	Weighted Average Fair Value at Grant Date

Outstanding at January 1, 2008	672,968	$22.30
Granted during 2008	379,901	24.25
Vested during 2008	(311,270)	20.84
Forfeited during 2008	(35,602)	21.25

Outstanding at December 31, 2008	705,997	$24.34

The total remaining unrecognized compensation cost related to restricted stock awards is $10.4 million as of December 31, 2008. The weighted average period over which this cost is expected to be recognized is 2.3 years. The total fair value of restricted stock vested during the year ended December 31, 2008 was $6.5 million.

As of December 31, 2008, we had reserved a total of 7.0 million shares of our common stock for issuance under the Plans, including 4.0 million shares that are available for future grants under the 2005 Plan.

Stock Units

Each of our stock units provides its holder with the right to receive a share of our common stock as soon as we reasonably anticipate that our U.S. federal income tax deduction for the compensation resulting from the issuance of the stock will not be limited or eliminated by application of Section 162(m) of the Internal Revenue Code. The units were granted in exchange for restricted shares of our common stock, and were subject to forfeiture until the vesting date of the stock exchanged. All of the units are vested. As of December 31, 2008, 35,966 stock units remain outstanding and subject to settlement.

6. Fair Value Measurements

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). SFAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2: Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3: Unobservable inputs for the asset or liability

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

6. Fair Value Measurements (continued)

We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth our financial assets and liabilities that were accounted for, at fair value, on a recurring basis as of December 31, 2008:

	Recurring Fair Value Measurements Using
	Total Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Financial Assets:
Investment securities	$32,975	$32,975	$—	$—
Interest rate cap	100	—	100	—

At December 31, 2008, we held $33.0 million of short-term investment securities, which consists of US Treasury Bills with an original maturity of more than three months. Our short-term investments are classified as available-for-sale securities.

We are exposed to market risks from changes in interest rates, which may adversely affect our operating results and financial position. When deemed appropriate, we minimize our risks from interest rate fluctuations using derivative financial instruments. Derivative financial instruments are used to manage risk and are not used for trading or other speculative purposes. We do not use leveraged derivative financial instruments. The interest rate cap is valued using broker quotations, or market transactions either in the listed or over-the counter markets. As such, these derivative instruments are classified within level 2. Gains and losses from changes in the fair value of the interest rate cap are recorded within other income in the accompanying consolidated statements of income.

The estimated fair value of certain of our financial instruments, including cash and cash equivalents, current portion of accounts receivable, accounts payable and accrued expenses approximate their carrying amounts due to their short term maturities. The non-current portion of accounts receivable have been discounted to their net present value, which approximates fair value. The carrying value of our film facility debt approximates its fair value because the interest rates applicable to such debt are based on floating rates identified by reference to market rates.

7. Sales to Major Customers

Credit is extended based on an evaluation of the customer's financial condition and generally, collateral is not required. Credit losses are provided for in the financial statements and have been consistently within our expectations.

During the years ended December 31, 2008 and 2007, Hasbro accounted for 16% and 21%, respectively, of Licensing segment net sales.

We distribute our comic books and trade paperbacks to the direct market through Diamond. During the years ended December 31, 2008, 2007 and 2006, net sales made through Diamond to the direct market accounted for 69%, 68% and 70%, respectively, of Publishing segment net sales. Diamond also distributes our trade paperbacks to mass bookstore merchandisers. Total net sales made through Diamond during the years ended December 31, 2008, 2007 and 2006 accounted for 81%, 81% and 80%, respectively, of Publishing segment net sales and 15%, 21% and 25%, respectively, of our consolidated net sales. Diamond also accounted for 7% and 34% of total consolidated accounts receivable at December 31, 2008 and 2007, respectively.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

8. Income Taxes

The provision (benefit) for income taxes is based upon income (loss) before taxes as follows:

	Years ended December 31,
	2008	2007	2006
	(in thousands)
United States	$350,554	$266,363	$88,327
Foreign jurisdictions	3,944	(3,131)	10,473

Total	$354,498	$263,232	$98,800

The provision (benefit) for income taxes is summarized as follows:

	Years ended December 31,
	2008	2007	2006
	(in thousands)
Current:
Federal	$100,785	$76,253	$33,016
State and local	14,989	17,518	803
Foreign (1)	5,906	3,976	5,552

	121,680	97,747	39,371

Deferred:
Federal	4,581	(3,562)	(2,663)
State and local	6,958	4,815	2,381
Foreign	(39)	(92)	(18)

	11,500	1,161	(300)

Income tax expense	$133,180	$98,908	$39,071

(1)	Current foreign taxes include foreign withholding taxes in the amount of $5.4 million, $4.4 million, and $3.1 million for 2008, 2007, and 2006, respectively.

The differences between the statutory federal income tax rate and the effective tax rate are attributable to the following:

	Years ended December 31,
	2008	2007	2006
Federal income tax provision computed at the statutory rate	35.0%	35.0%	35.0%
State and local taxes, net of federal income tax benefit	4.0%	6.1%	3.2%
Noncontrolling interest in the Joint Venture’s earnings	(1.6)%	(3.3)%	(0.4)%
Foreign taxes	—	0.2%	0.7%
Other	0.2%	(0.4)%	1.0%

Total provision for income taxes	37.6%	37.6%	39.5%

We are not responsible for the income taxes related to the noncontrolling interest in the Joint Venture’s earnings. The tax liability associated with the noncontrolling interest in the Joint Venture’s earnings is therefore not reported in our income tax expense, even though all of the Joint Venture’s revenue and expenses are consolidated in our reported income before income tax expense. Joint Venture earnings therefore have the effect of lowering our effective tax rate. This effect is more pronounced in periods in which Joint Venture earnings are higher relative to our other earnings.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

8. Income Taxes (continued)

We retain various state and local net operating loss carryforwards of $316 million, which will expire in various jurisdictions in the years 2009 through 2026. The tax benefit on $93 million of this amount will be recorded as additional paid-in capital when realized, consistent with SFAS 123R, as it is attributable to tax deductions from exercises of stock options. As of December 31, 2008, there is a valuation allowance of $0.3 million against capital loss carryforwards, as we believe it is more likely than not that such assets will not be realized in the future.

For financial statement purposes, we record income taxes using the liability approach of SFAS 109, which results in the recognition and measurement of deferred tax assets based on the likelihood of realization of tax benefits in future years. Deferred taxes result from temporary differences between the recognition of income and expenses for financial reporting purposes and on income tax returns. The significant components of our deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
	(in thousands)
Deferred tax assets:
Accounts receivable	$204	$398
Inventory	1,147	867
Depreciation/amortization	180	103
Sales reserves	3,504	4,202
Employment reserves	4,613	5,767
Minimum pension liability	1,744	1,932
Other reserves	1,109	1,084
Loss carryforwards	8,564	12,448
Deferred revenue	26,600	18,260
Federal benefit of reserves	20,258	14,545
Tax credits	887	—

Total gross deferred tax assets	68,810	59,606
Less valuation allowance	(322)	(1,234)

Net deferred tax assets	68,488	58,372

Deferred tax liabilities:
Unremitted foreign earnings	(186)	—
Film revenue	(21,198)	—

Total gross deferred tax liabilities	(21,384)	—

Net deferred tax assets	$47,104	$58,372

We adopted the provisions of FIN 48 on January 1, 2007 and, as a result, we recognized an increase in reserves for uncertain tax positions of approximately $26 million, including interest (net of tax benefit) and penalties, resulting in a total liability for unrecognized tax benefits (“UTBs”) under FIN 48 of $36 million. The increase in reserves for uncertain tax positions was partially offset by deferred tax assets established to recognize the correlative impact of federal, state and local, and foreign uncertain tax positions. As a result of FIN 48's adoption, we recorded a net reduction of approximately $19 million to our January 1, 2007 retained earnings balance.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

8. Income Taxes (continued)

A reconciliation of the beginning and ending amounts of UTBs is as follows:

	December 31,
	2008	2007
	(in thousands)
Balance at January 1	$51,900	$36,000
Additions based on tax positions related to the current year	13,000	14,500
Reductions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	3,300	1,600
Reductions for tax positions of prior years	(9,400)	—
Settlements with taxing authorities	(1,100)	—
Expirations of statutes of limitations	(600)	(200)

Balance at December 31	$57,100	$51,900

If the December 31, 2008 total amount of UTBs were recognized in the future, the effective tax rate in future periods would be favorably affected by $38.7 million.

The $13.0 million increase to UTBs for the year ended December 31, 2008 resulted from current tax positions claimed in various jurisdictions in which we operate. UTBs decreased by $10.0 million in the current year due to the resolution of certain state and local and foreign tax examinations, and expiring statutes of limitations for the assessment of additional tax liabilities. UTBs also decreased by $1.1 million in the current year due to the settlement of a state tax examination in October 2008. Except for increases attributable to earnings in subsequent periods, we do not expect the remaining UTBs to significantly increase or decrease over the next twelve months.

We file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. We are no longer subject to examination by U.S. federal, state and local, or foreign tax authorities for years through 2002. New York State has completed examinations of our tax returns through 2007 with no material adjustments. Federal income tax returns for 2003 through 2006 are currently under examination by the Internal Revenue Service (“IRS”). As of December 31, 2008, the IRS has proposed certain adjustments, which are fully reserved for and, if we were to agree to them, would not result in a material change to our financial position.

We record interest and penalties that may be incurred on UTBs as part of income tax expense. During the years ended December 31, 2008 and 2007, interest and penalties totaled $2.8 million and $1.2 million, respectively. At December 31, 2008, we maintained $5.2 million of accrued interest and $0.3 million of accrued penalties on UTBs. At December 31, 2007, we maintained $2.4 million of accrued interest and $0.3 million of accrued penalties on UTBs.

9. Commitments and Contingencies

We have commitments under various operating leases, primarily for office space, certain of which extend through January 31, 2012.

Rent expense related to non-cancelable operating leases amounted to $2.1 million, $2.2 million and $2.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

9. Commitments and Contingencies (continued)

On September 23, 2008, we entered into a non-cancellable operating lease for the rental of sound stages where we intend to film our next four self-produced films, and for Marvel Studios’ new production and corporate office space, located in Manhattan Beach, California. The lease has an initial term of three years, with four successive one-year extension options. We anticipate making aggregate rental payments under this lease of approximately $14 million over the three-year period beginning January 1, 2009.

Future minimum rental payments under non-cancelable operating leases as of December 31, 2008 are as follows (in thousands):

Year ending December 31:
2009	$7,381
2010	7,425
2011	6,027
2012	409

Total	$21,242

Legal Matters

On January 26, 2009, in the United States District Court for the Southern District of New York, four purported shareholders of Stan Lee Media, Inc. (“SLM”), individually and on behalf of all SLM shareholders, filed a derivative action against Marvel, Isaac Perlmutter (our President and Chief Executive Officer), Avi Arad (a former officer and director), Stan Lee, Joan C. Lee, Joan Lee and Arthur Lieberman. The complaint alleges that SLM is the owner of rights in characters co-created by Mr. Lee while he was employed by our predecessors, the Marvel name and trademark, and Mr. Lee’s name and likeness (collectively, the “Intellectual Property”). The plaintiffs allege that prior to the date Mr. Lee entered into a new employment agreement with us in 1998, Mr. Lee transferred his interest in the Intellectual Property to a predecessor of SLM. Mr. Lee has denied that he had any ownership interest in the Intellectual Property and that any transfer of those rights to SLM ever took place. The complaint in the plaintiffs’ lawsuit also alleges that all defendants committed fraud, were involved in a conspiracy to deprive SLM of its ownership of the Intellectual Property, wrongfully failed to disclose the terms of a 2005 settlement of litigation brought against Marvel by Mr. Lee and wrongfully exploited claimed rights of SLM in the Intellectual Property. The relief sought by the complaint includes a declaration of SLM’s rights in the Intellectual Property, compensatory and punitive damages of $750 million based on alleged breaches of fiduciary duty, unspecified damages for fraud, inducing a breach of fiduciary duty and civil conspiracy, an accounting of profits and the imposition of a constructive trust, unspecified treble damages for violations of SLM’s Lanham Act rights, SLM’s rights of publicity and for unfair business practices. We believe all claims in the complaint are without merit.

On March 30, 2007, in the United States District Court for the Southern District of Illinois, Gary Friedrich and Gary Friedrich Enterprises, Inc. (“Friedrich”) filed a lawsuit against us, and numerous other defendants including Sony Pictures Entertainment, Inc., Columbia Pictures Industries, Inc., Hasbro, Inc. and Take-Two Interactive Software, Inc. That suit has been transferred to the Southern District of New York. The complaint alleges that Friedrich is the owner of intellectual property rights in the character Ghost Rider and that we and other defendants have exploited the Ghost Rider character in a motion picture and merchandise without Friedrich’s consent. Friedrich has asserted numerous claims including copyright infringement, negligence, waste, state law misappropriation, conversion, trespass to chattels, unjust enrichment, tortious interference with right of publicity, and for an accounting. We believe Friedrich’s claims to be without merit.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

9. Commitments and Contingencies (continued)

We are also involved in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, we believe that our legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition, results of operations or cash flows.

We regularly evaluate our litigation claims to provide assurance that all losses and disclosures are provided for in accordance with SFAS No. 5 “Accounting for Contingencies” (“SFAS 5”). Our evaluation of legal matters involves considerable judgment by us. We engage internal and outside legal counsel to assist in the evaluation of these matters. Accruals for estimated losses, if any, are determined in accordance with the guidance provided by SFAS 5.

10. Benefit Plans

We have a 401(k) plan covering substantially all of our employees. We may make discretionary contributions to this plan. No contributions were made during any of the years ended December 31, 2008, 2007 and 2006.

In addition, in connection with the 1999 sale of the assets of our Fleer and Skybox International subsidiaries, we retained certain liabilities related to the Fleer/Skybox International Retirement Plan (the “Qualified Plan”) and the Skybox Nonqualified Defined Benefit Plan (the “Nonqualified Plan”), both of which are defined benefit pension plans for employees of those subsidiaries (collectively, the “Fleer/Skybox Plan”). These plans have been amended to freeze the accumulation of benefits and to prohibit new participants. Based on our assumptions, the accumulated benefit obligation was $20.8 million at December 31, 2008 ($20.4 million at December 31, 2007) which exceeded assets by $4.2 million at December 31, 2008 ($4.6 million at December 31, 2007). The Nonqualified Plan is unfunded and has a net liability of $1.0 million at December 31, 2008 and 2007. The current liability, which equals $0.1 million, relates only to the Nonqualified Plan and represents the benefits expected to be paid in the next 12 months from the Nonqualified Plan. The remainder of the Nonqualified Plan’s liability is non-current. The Qualified Plan is underfunded and has a net liability of $3.2 million ($3.6 million at December 31, 2007). Because the Qualified Plan’s assets are sufficient to cover the expected benefits to be paid from this plan in the next twelve months, its liabilities are non-current.

During the first quarter of 2007, we changed our measurement date from September 30 to December 31 for the Fleer/Skybox Plan. In accordance with the measurement date transition provisions of SFAS 158, we remeasured benefit obligations and plan assets as of January 1, 2007. This remeasurement did not have a material impact on the unfunded accumulated benefit obligation or accumulated other comprehensive income.

Plan administrative expenses for the years ended December 31, 2008, 2007 and 2006 were not significant. Pension costs are funded based on the recommendations of independent actuaries, and amounted to $1.1 million, $1.4 million and $1.0 million during 2008, 2007 and 2006, respectively. We expect contributions for our pension plan in 2009 to be approximately $0.7 million. Expected benefit payments are based on the same assumptions used to measure the year-end benefit obligations.

We target approximately 85% of our pension plan assets to be invested in a combination of commercial paper, a stable return fund and an intermediate government securities fund, based on the risk tolerance characteristic of the plan, which may be adjusted in the future to achieve our overall investment objective. The balance of the plan assets are invested in various common stocks, including, from time to time, our shares. We develop our expected long-term rate of return assumption based on the historical experience of our portfolio and the review of projected returns by asset class. The discount rate, determined at each measurement date, is based on the Moody’s Aa Corporate Bond Index yield, a commonly used index for determining pension obligations. This index is an average of the Utilities and Industrial bond indices. The plan provides for the payment of benefits at any time.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

10. Benefit Plans (continued)

Our plan asset allocations (at the measurement dates) and target allocations are summarized as follows:

	Percentage of Plan Assets at September 30, 2006	Percentage of Plan Assets at December 31, 2007	Percentage of Plan Assets at December 31, 2008	% Target Allocation in 2009

Equity securities	25%	11%	1%	15%
Debt securities	75%	89%	99%	85%

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

10. Benefit Plans (continued)

The following table reconciles the projected benefit obligation, plan assets, funded status, and net pension liability for the Fleer/Skybox Plan. The 2008 and 2007 column includes the twelve months period from January 1 to December 31. The remeasure column includes the three-month period from October 1, 2006 to December 31, 2006, which reflects the change in measurement date from September 30 to December 31. The 2006 column includes the twelve month period from October 1, 2005 to September 30, 2006.

	2008	2007	Remeasure	2006
	(in thousands)

Accumulated Benefit Obligation, End of Period	$20,818	$20,432	$20,645	$20,680

Change in Projected Benefit Obligation
Projected benefit obligation, beginning of period	$20,432	$20,645	$20,680	$21,711
Service cost	—	—	—	—
Interest cost	1,162	1,152	285	1,141
Plan amendments	—	—	—	—
Assumption changes	—	—	—	—
Actuarial (gain)/loss	580	(31)	—	(595)
Benefits paid	(1,356)	(1,334)	(320)	(1,577)

Projected benefit obligation, end of period	$20,818	$20,432	$20,645	$20,680

Change in plan assets
Plan assets at fair value, beginning of period	$15,840	$14,891	$14,777	$14,414
Actual return on plan assets	1,049	837	212	976
Company contributions	1,089	1,446	222	964
Benefits paid	(1,356)	(1,334)	(320)	(1,577)

Plan assets at fair value, end of period	$16,622	$15,840	$14,891	$14,777

Funded status	$(4,196)	$(4,592)	$(5,754)	$(5,903)
Contributions between measurement date and fiscal year-end	—	—	—	223

Net pension (liability) at end of period	$(4,196)	$(4,592)	$(5,754)	$(5,680)

Amounts recognized in the statement of financial position
Non-current assets	$—	$—	$—	$—
Current liabilities	(105)	(105)	(103)	(103)
Non-current liabilities	(4,091)	(4,487)	(5,651)	(5,577)

Net pension (liability) at end of period	$(4,196)	$(4,592)	$(5,754)	$(5,680)

Amounts recognized in accumulated other comprehensive income
Net transition obligation	$—	$—	$—	$—
Prior service credit	(312)	(365)	(419)	(433)
Net actuarial loss	6,871	6,722	6,833	6,860

	$6,559	$6,357	$6,414	$6,427

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

10. Benefit Plans (continued)

The components of net periodic pension costs and the significant assumptions used are summarized below:

	2008	2007	2006
	(dollars in thousands)

Total cost for plan year
Service cost	$—	$—	$—
Interest cost	1,162	1,152	1,141
Expected return on plan assets	(828)	(972)	(922)
Amortization of:
Unrecognized net loss	210	215	244
Unrecognized prior service credit	(54)	(54)	(54)
Unrecognized net asset obligation	—	—	—

Net periodic pension cost	$490	$341	$409

Measurement date	12/31/2008	12/31/2007	9/30/2006

Assumptions used for annual expense:
Discount rate	5.88%	5.70%	5.40%
Expected return on plan assets	5.25%	6.50%	6.50%
Rate of compensation increase	N/A	N/A	N/A

Assumptions used for year-end disclosure:
Discount rate	5.62%	5.88%	5.70%
Rate of consumption increase	N/A	N/A	N/A

We expect to contribute $0.7 million to the plan in 2009.

Annual expected benefit payments are as follows (in thousands):

2009	$1,365
2010	1,426
2011	1,440
2012	1,499
2013	1,527
2014-2018	8,046

The estimated net actuarial loss and prior service cost for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the 2009 fiscal year are $0.2 million and ($0.1 million), respectively. There is no transition obligation to be amortized in 2009.

The amortization of any prior service cost and gains and losses is determined using a straight-line amortization of the cost over the expected lifetime of inactive participants in the plan, since the plan has mostly inactive participants.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

11. Segment Information

We operate our businesses in three segments: Licensing, Publishing and Film Production.

	Licensing	Publishing	Film Production	All Other	Total
	(in thousands)
Year ended December 31, 2008
Net sales	$292,817	$125,389	$254,571	$3,400	$676,177
Operating income (loss)	242,262	47,315	102,656	(24,259)	367,974

Total capital expenditures(1)	1	1,533	206	644	2,384
Total identifiable assets	363,954	74,319	365,414	133,897	937,584

Year ended December 31, 2007
Net sales	$343,655	$125,657	$—	$16,495	$485,807
Operating income (loss)	255,505	53,524	(7,537)	(27,063)	274,429

Total capital expenditures(1)	142	—	220	2,297	2,659
Total identifiable assets	351,788	71,409	278,887	115,274	817,358

Year ended December 31, 2006
Net sales	$132,448	$108,464	$—	$110,886	$351,798
Operating income (loss)	82,014	44,077	(7,464)	(6,067)	112,560

Total capital expenditures(1)	1,492	—	—	14,794	16,286
Total identifiable assets	366,454	69,710	39,006	148,695	623,865
(1) Excludes film costs capitalized into film inventory

During early 2008, we completed our exit from toy manufacturing activities as planned. We also completed a change in the focus of the support that we provide to Hasbro, which resulted in changes to our internal organizational structure and staff reductions. These events altered our internal reporting of segment performance, with the result that we are including revenues earned from Hasbro (associated with toys manufactured and sold by Hasbro) and related expenses (associated with royalties that we owe on our Hasbro revenue) within our Licensing segment. Those revenues and expenses were formerly included in our Toy segment. Our remaining activities related to our terminated toy manufacturing business are included with Corporate overhead in “All Other”. We have reclassified prior-period segment information to conform to the current-year presentation. As a result of these changes, segment information for the years ended December 31, 2007 and 2006 has been reclassified as follows:

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Previously Reported	Adjustment	As Reclassified	Previously Reported	Adjustment	As Reclassified
	(in thousands)
Net Sales
Licensing	$272,722	$70,933	$343,655	$127,261	$5,187	$132,448
Toys	87,428	(87,428)	—	116,073	(116,073)	—
All Other	—	16,495	16,495	—	110,886	110,886

Cost of Revenues
Toys	8,680	(8,680)	—	56,384	(56,384)	—
All Other	—	8,680	8,680	—	56,384	56,384

Selling, General and Administrative
Licensing	75,736	11,564	87,300	49,288	714	50,002
Toys	20,806	(20,806)	—	27,979	(27,979)	—
All Other	21,994	9,242	31,236	22,698	27,265	49,963

Operating Income (Loss)
Licensing	196,136	59,369	255,505	77,541	4,473	82,014
Toys	54,725	(54,725)	—	21,098	(21,098)	—
All Other	(22,419)	(4,644)	(27,063)	(22,692)	16,625	(6,067)

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

11. Segment Information (continued)

Licensing Segment

Our Licensing segment, which includes the operations of the Joint Venture, licenses our characters for use in a wide variety of products and media, the most significant of which are described below. In addition, as part of our efforts to build demand for our licensed consumer products, the Licensing segment has begun producing animated television programming featuring Marvel characters. The animated programming is expected to begin airing in 2009. By controlling the content and distribution of the animation, we hope to increase our consumer products licensing activities more than is possible through animation whose content and distribution is under the control of our animation licensees. Identifiable assets for the Licensing segment as of December 31, 2008 and 2007 include goodwill of $298.4 million.

Consumer Products

We license our characters for use in a wide variety of consumer products, including toys, apparel, interactive games, electronics, homewares, stationery, gifts and novelties, footwear, food and beverages and collectibles. Revenues from these activities are classified in our Licensing segment.

Studio Licensing

Feature Films. We have licensed some of our characters to major motion picture studios for use in motion pictures. For example, we currently have a license with Sony to produce motion pictures featuring the Spider-Man family of characters. We also have outstanding licenses with studios for a number of our other characters, including The Fantastic Four, X-Men (including Wolverine), Daredevil/Elektra, Ghost Rider, Namor the Sub-Mariner and The Punisher. Under these licenses, we retain control over merchandising rights and retain more than 50% of merchandising-based royalty revenue. We intend to self-produce, rather than license, all future films based on our characters that have not been licensed to third parties.

Television Programs. We license our characters for use in television programs. Several television shows based on our characters are in various stages of development including animated programming based on Iron Man, X-Men (including Wolverine), the Incredible Hulk and Black Panther. Since January 2009, the new animated series “Wolverine and the X-Men” has been airing on Nicktoons Network.

Made-for-DVD Animated Feature Films. We have licensed some of our characters to an entity controlled by Lions Gate Entertainment Corp. to produce up to ten feature-length animated films for distribution directly to the home video market. To date, six titles have been distributed under this arrangement.

Destination-Based Entertainment

We license our characters for use at theme parks, shopping malls and special events. For example, we have licensed some of our characters for use at Marvel Super Hero Island, part of the Islands of Adventure theme park at Universal Orlando in Orlando, Florida, and for use in a Spider-Man attraction at the Universal Studios theme park in Osaka, Japan. We have also licensed our characters for the development of theme parks in Dubai and in South Korea.

Promotions

We license our characters for use in short-term promotions of other companies’ products and services.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

11. Segment Information (continued)

Publications

Our Licensing segment licenses our characters to publishers located outside the United States for use in foreign-language comic books and trade paperbacks and to publishers worldwide for novelizations and a range of coloring and activity books.

Publishing Segment

The Publishing segment creates and publishes comic books and trade paperbacks principally in North America. Marvel has been publishing comic books since 1939 and has developed a roster of more than 5,000. Our titles include Spider-Man, X-Men, Fantastic Four, Iron Man, the Incredible Hulk, Captain America, the Avengers, and Thor. In addition to revenues from the sale of comic books and trade paperbacks, the Publishing segment derives revenues from sales of advertising and subscriptions and from other publishing activities, such as custom comics and digital media activities. Our digital media activities have had a small but growing impact on our Publishing segment revenues, mostly through online advertising and digital comic subscription sales. We expect continued growth and diversification in Marvel Online revenues as we continue to increase our online presence. Identifiable assets for the Publishing segment as of December 31, 2008 and 2007 include goodwill of $42.5 million.

Film Production Segment

Until we began producing our own films, our growth strategy was to increase exposure of our characters by licensing them to third parties for development as movies and television shows. The increased exposure creates revenue opportunities for us through increased sales of toys and other licensed merchandise. Our self-produced movies, the first two of which were released in 2008, represent an expansion of that strategy that also increases our level of control in developing and launching character brands. Our self-produced movies also offer us an opportunity to participate in the films’ financial performance to a greater extent than we could as a licensor.

Our Film Production segment includes our self-produced feature films. Those films are financed primarily with our $525 million film facility. The first two films produced by the Film Production segment were Iron Man, which was released on May 2, 2008, and The Incredible Hulk, which was released on June 13, 2008. We are currently developing four films for release in 2010 and 2011: Iron Man 2, Thor, The First Avenger: Captain America and The Avengers. The scheduled release dates of those films are, respectively, May 7, 2010, July 16, 2010, May 6, 2011 and July 15, 2011. Identifiable assets for the Film Production segment as of December 31, 2008 and 2007 include goodwill of $5.3 million.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

11. Segment Information (continued)

Revenue by Geographic Area

(in thousands)

	2008		2007		2006
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign

Licensing (1)	$170,336	$122,482	$217,077	$126,579	$88,336	$44,112
Publishing	111,737	13,651	113,399	12,258	96,722	11,742
Film Production	157,900	96,671	—	—	—	—
All Other (2)	2,562	838	14,557	1,937	77,790	33,096

Total	$442,535	$233,642	$345,033	$140,774	$262,848	$88,950

(1)	Includes U.S. revenue derived from the Joint Venture of $20.8 million, $70.8 million and $3.4 million for 2008, 2007, and 2006, respectively. Includes foreign revenue derived from the Joint Venture of $36.5 million, $51.2 million and $0.7 million for 2008, 2007, and 2006, respectively.
(2)	Represents toy sales, associated with our toy manufacturing operations, which ceased during early 2008.

12. Other Income

During January 2008, we received settlement payments in connection with the early termination of two interactive license agreements. We recorded $19.0 million of other income from these settlement payments.

13. Subsequent Event

On February 17, 2009, we amended the film facility to allow us, at our option, to utilize a lower cost completion bond structure. In order to take advantage of this lower cost completion bond structure for a picture, we will need to escrow approximately $26 million ($31.5 million on Iron Man 2) for the duration of production. Upon completion of the film, the escrowed funds will be returned to us. However, the amount of escrowed funds returned to us will be reduced to the extent that the cost of the film exceeds 110% of its budget.

In February 2009, we repurchased 0.3 million shares of our common stock for $6.5 million.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

14. Quarterly Financial Data (Unaudited)

Summarized quarterly financial information for the years ended December 31, 2008 and 2007 is as follows:

	2008				2007
Quarter Ended	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
	(1)	(2)			(5)		(4)	(3)
	(in thousands, except per share data)

Net sales	$112,567	$156,859	$182,499	$224,252	$151,402	$101,475	$123,642	$109,288
Net income	52,215	51,994	52,760	64,349	60,311	33,504	41,554	28,995
Net income attributable to Marvel Entertainment, Inc.	45,231	46,671	50,626	63,007	46,842	29,087	36,268	27,626
Basic earnings per common share attributable to Marvel Entertainment, Inc.	$0.58	$0.60	$0.65	$0.80	$0.56	$0.35	$0.47	$0.36
Dilutive earnings per common share attributable to Marvel Entertainment, Inc.	$0.58	$0.59	$0.64	$0.80	$0.54	$0.34	$0.45	$0.35

1)	The quarterly financial data for the quarter ended March 31, 2008 includes settlement payments of $19.0 million, included in other income, received in connection with the early termination of two interactive licensing agreements and are reflected in net income.
2)	The quarterly financial data for the quarter ended June 30, 2008 includes a credit of $8.3 million in selling, general and administrative expense to reflect a reduction in our estimate of royalties payable to actors starring in the Spider-Man movies for the use of their likeness in licensed products.
3)	Quarterly financial data for the quarter ended December 31, 2007 includes out-of-period adjustments of $2.8 million in additional selling, general and administrative expense to correct the estimated amount of royalties payable to actors for the use of their likeness in products over the period 2004 to 2006. The quarterly financial data also includes $1.9 million in additional selling, general and administrative expense to correct the estimated amount of royalties payable to actors for the use of their likeness in products in the first and third quarters of 2007. We do not believe these adjustments are material to this quarter or any previously reported periods.
4)	The quarterly financial data for the quarter ended September 30, 2007 includes unusually high amounts ($16.8 million) received in settlements of licensing audit claims that are reflected in net sales. The quarterly financial data also includes a discrete tax benefit of $1.7 million, primarily due to a reduction of deferred tax liabilities related to our Hong Kong subsidiary, which we do not believe is material to this quarter or any previously reported periods.
5)	The quarterly financial data for the quarter ended March 31, 2007 includes an adjustment to beginning of the year deferred tax assets, which resulted in a discrete income tax charge of $2.6 million, a $3.1 million decrease to additional paid-in-capital and a $4.4 million increase to goodwill. The adjustment to additional paid-in-capital is presented on the accompanying statement of equity and comprehensive income within tax benefit of stock options exercised, net. The net income attributable to Marvel Entertainment, Inc. for the quarter ended March 31, 2007 also includes an adjustment to record a $1.9 million non-recurring credit to selling, general and administrative expenses associated with pension accounting for the Fleer/Skybox Plan. Diluted earnings per common share attributable to Marvel Entertainment, Inc. in the first quarter of 2007 incorporates a correction to our weighted average number of diluted shares outstanding that was announced on May 24, 2007. We do not believe that any of these adjustments are material to this quarter or any previously reported periods.

MARVEL ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2008

14. Quarterly Financial Date (Unaudited) (continued)

The earnings per common share computation for each quarter and year are separate calculations. Accordingly, the sum of the quarterly income per common share attributable to Marvel Entertainment, Inc. amounts may not equal the net earnings per common share attributable to Marvel Entertainment, Inc. for the year.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Description	Balance At Beginning of Period	Charged to Sales or Costs and Expenses		Charged to Other Accounts	Deductions (3)	Balance at End of Period
	(in thousands)
Year Ended December 31, 2008
Allowances included in Accounts Receivable, Net:
Doubtful accounts—current	$1,101	$(522	)(2)	$—	$35	$544
Doubtful accounts—non-current	—	—		—	—	—
Advertising, markdowns, volume discounts and other	15,019	20,329	(1)	—	20,888	14,460

Valuation allowances against deferred taxes	1,234	—		—	912	322

Year Ended December 31, 2007
Allowances included in Accounts Receivable, Net:
Doubtful accounts—current	2,107	(453	)(2)	—	553	1,101
Doubtful accounts—non-current	—	—		—	—	—
Advertising, markdowns, volume discounts and other	18,504	21,414	(1)	(1,981)	22,918	15,019

Valuation allowances against deferred taxes	1,067	167		—	—	1,234

Year Ended December 31, 2006
Allowances included in Accounts Receivable, Net:
Doubtful accounts—current	3,993	(1,877	)(2)	—	9	2,107
Doubtful accounts—non-current	—	—		—	—	—
Advertising, markdowns, volume discounts and other	12,216	23,366	(1)	—	17,078	18,504

Valuation allowances against deferred taxes	2,610	150		(1,693)	—	1,067

(1)	Charged to sales.
(2)	Charged to (recovery of) costs and expenses.
(3)	Allowances utilized and/or paid.